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Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

ev3 LLC

and

ev3 Inc.

As of April , 2005

AGREEMENT AND PLAN OF MERGER

        This Agreement and Plan of Merger (this "Agreement"), dated as of April 4, 2005, is made and entered into by and between ev3 LLC, a Delaware limited liability company ("ev3 LLC") and ev3 Inc., a Delaware corporation and wholly owned subsidiary of ev3 LLC (the "Company").

RECITALS

        WHEREAS, the Company is a wholly owned subsidiary of ev3 LLC and has no assets or liabilities;

        WHEREAS, the Company intends to file a registration statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission pursuant to which the Company will pursue the initial public offering of its common stock, par value $0.01 per share (the "IPO");

        WHEREAS, in connection with the IPO, and subject to the terms and conditions contained in this Agreement, ev3 LLC will merge with and into the Company (the "Merger") pursuant to Section 264 of the Delaware General Corporation Law (the "DGCL") and Section 18-209 of the Delaware Limited Liability Company Act (the "DLLCA"), with the Company surviving the Merger and succeeding to all the assets and liabilities of ev3 LLC;

        WHEREAS, upon consummation of the Merger, pursuant to the terms of this Agreement, all holders of preferred and common membership units ("Membership Units") of ev3 LLC will receive common stock of the Company;

        WHEREAS, the Board of Directors of the Company and the Board of Managers of ev3 LLC have determined that the Merger is in the best interests of the Company and ev3 LLC, respectively, and have approved, adopted and declared advisable this Agreement and the transactions contemplated hereby in accordance with Section 251 of the DGCL, Section 18-209 of the DLLCA and the Operating Agreement dated as of August 29, 2003 of ev3 LLC (the "Operating Agreement"), including Section 7.4 of the Operating Agreement;

        WHEREAS, the holders of a majority of each of the outstanding (i) Class A Preferred Membership Units, (ii) Class B Preferred Membership Units, (iii) Class A Preferred Membership Units and Class B Preferred Membership Units, voting together as a single class, (iv) Common Membership Units and (v) common stock of the Company have approved the Merger, this Agreement and the transactions contemplated hereby;

        WHEREAS, simultaneously with the execution of this Agreement, the Company, ev3 LLC and certain institutional stockholders named therein will enter into a contribution and exchange agreement (the "Contribution Agreement") pursuant to which such institutional stockholders will agree, on the terms and subject to the conditions set forth in the Contribution Agreement, to contribute shares of Micro Therapeutics, Inc. to ev3 LLC in exchange for common membership units of ev3 LLC, as more fully described in the Contribution Agreement;

        WHEREAS, simultaneously with the execution of this Agreement, the Company, ev3 Endovascular Inc. and certain noteholders named therein will enter into a note contribution and exchange agreement (the "Note Contribution Agreement") pursuant to which the noteholders will agree, on the terms and subject to the conditions set forth in the Note Contribution Agreement, to contribute to the Company notes of ev3 Endovascular, Inc., which following the Merger will be a wholly owned subsidiary of the Company, in exchange for shares of common stock of the Company, as more fully described in the Note Contribution Agreement; and

        WHEREAS, this Agreement sets forth steps that will be taken to accomplish the Merger and related reorganization.

        In consideration of the premises and the terms and conditions set forth in this Agreement, the parties hereto agree as follows:

AGREEMENT

          1.    Merger of ev3 LLC and the Company; Effect of Merger.    The Merger will have the effects specified in the DGCL and the DLLCA. Without limiting the generality of the preceding sentence:

            1.1   Subject to and in accordance with the terms and conditions of this Agreement and the laws of the State of Delaware, ev3 LLC and the Company shall merge. Unless otherwise determined by ev3 LLC and the Company, the Merger shall be effective on the date on which a Certificate of Merger complying with the requirements of the DGCL and substantially in the form attached hereto as Exhibit A (the "Certificate of Merger") is filed with the Delaware Secretary of State (the "Effective Time"), which shall occur (a) after the conditions in Section 3 have been met, (b) after the per share price of the common stock to be sold in the IPO is finally determined and (c) as close to (but in any event prior to) the closing of the IPO as is reasonably practicable.

            1.2   At the Effective Time, ev3 LLC and the Company shall be merged in the manner and with the effect provided by Section 264 of the DGCL and Section 18-209 of the DLLCA, the separate existence of ev3 LLC shall cease and the Company shall be the surviving entity in the Merger (the "Surviving Corporation").

            1.3   The Certificate of Incorporation of the Surviving Corporation shall be amended at the Effective Time and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. The By-laws of the Surviving Corporation shall be amended at the Effective Time and, as so amended, such By-laws shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided herein or by applicable law.

            1.4   The officers and directors of the Company (which shall include Elizabeth Weatherman and Richard Emmitt) immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation, in each case until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with Delaware law, the terms of the Surviving Company's organizational documents and the terms of that certain Holders Agreement dated as of August 29, 2003 by and among ev3 LLC and certain of its members (the "Holders Agreement"). The Company acknowledges that following the Merger it will be bound by the terms of the Holders Agreement that survive the IPO, including, without limitation, Section 2(a)(ii) therein.

          2.    Conversion; Cancellation of Company Securities.    Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of the Company or ev3 LLC, the following shall occur:

            2.1   Each share of common stock, $0.01 par value per share, of the Company outstanding immediately prior to the Effective Time shall be cancelled.

            2.2   Immediately prior to the occurrence of the conversion referred to in Section 2.3, each Class A Preferred Membership Unit shall be automatically converted into one fully paid and nonassessable Common Membership Unit. Each Class B Preferred Membership Unit shall be automatically converted into one fully paid and nonassessable Common Membership Unit.

            2.3   Each Common Membership Unit outstanding after giving effect to the conversions contemplated in Section 2.2 and immediately prior to the Effective Time shall be automatically converted into the right to receive one validly issued, fully paid, and nonassessable share of common stock, $0.01 par value per share (a "Share" or "Shares"), of the Surviving Corporation. The Surviving Corporation will not issue fractional shares in the Merger. The aggregate number of Shares each holder of Common Membership Units is entitled to receive shall be rounded up to the nearest whole Share. Schedule 1 sets forth the number of each class of Membership Units held by members of ev3 LLC as of the date hereof and the number of Shares each member of ev3 LLC is entitled to receive as consideration in the Merger as of the date hereof ("Merger Consideration"). To the extent a member of ev3 LLC shall receive any Common Membership Units prior to the Effective Time, Schedule 1 shall be deemed to be amended (without need for a formal amendment pursuant to Section 8) to include the number of "Common Membership Units" such member received and the number of shares of "Common Stock of Surviving Corporation" (in each case, as contemplated by Schedule 1) such holder is entitled to receive at the Effective Time. To the extent a holder of Options (as defined below) exercises Options prior to the Effective Time, Schedule 1 shall be deemed to be amended (without need for a formal amendment pursuant to Section 8) to include the name of such person and the number of "Common Membership Units" such person received upon exercise of such Options and the number of shares of "Common Stock of Surviving Corporation" (in each case, as contemplated by Schedule 1) such holder is entitled to receive at the Effective Time, which amount shall be equal to the number of Common Membership Units such holder received upon exercise of such Options.

            2.4   All unit options and awards (collectively, the "Options") outstanding, whether or not exercisable and whether or not vested, at the Effective Time under that certain ev3 LLC 2003 Incentive Plan dated as of August 29, 2003 (the "Option Plan") shall remain outstanding following the Effective Time notwithstanding anything to the contrary set forth in the Option Plan. At the Effective Time, all of the Options shall, by virtue of the Merger and without any further action on the part of ev3 LLC, the Company or the holders thereof, be assumed in full by the Surviving Corporation. From and after the Effective Time, all references to ev3 LLC in the Option Plan and the applicable award agreements issued thereunder shall be deemed to refer to the Surviving Corporation which shall have assumed the Option Plan as of the Effective Time by virtue of this Agreement. Each Option assumed by the Surviving Corporation (each, a "New Option") shall be converted automatically into an option or other award, as the case may be, to acquire Shares on the same terms and conditions as are in effect immediately prior to the Effective Time with respect to such Option.

          3.    Conditions to the Merger.    The agreements and obligations under this Agreement are subject to the following conditions:

            3.1   Any governmental approval required under applicable law in respect of the Merger or the transactions contemplated by this Agreement shall have been received.

            3.2   All conditions contained in the section entitled "Closing Conditions" of the Underwriting Agreement by and among the Company and the underwriters named therein entered into in connection with the Initial Public Offering shall have been satisfied or waived.

            3.3   The Company shall have entered into the Registration Rights Agreement substantially in the form attached as Exhibit B to the Operating Agreement, as contemplated by Section 7.4 of the Operating Agreement.

          4.    Termination of Operating Agreement.    As of the Effective Time, the Operating Agreement shall terminate and be of no further force and effect; provided, however, that Section 7.7 of the Operating Agreement shall remain in full force and effect and the Surviving

  Corporation shall be deemed to have assumed all the obligations of ev3 LLC under Section 7.7. Capitalized terms used but not defined in Section 7.7 shall have the meaning ascribed to such terms in Operating Agreement immediately prior to its termination as provided herein.

          5.    Termination.    Unless otherwise agreed to by the Company and ev3 LLC, this Agreement shall terminate automatically in the event that the IPO shall not have occurred on or before September 30, 2005. In the event this Agreement shall be terminated, the parties agree to take any and all actions and to file any and all instruments and documents as shall be necessary, appropriate or, upon the reasonable request of any party hereto, desirable, in order to restore all parties, including the holders of the outstanding Class A Preferred Membership Units, Class B Preferred Membership Units, Common Membership Units and Options, to their respective rights and obligations as if this Agreement had not been executed.

          6.    Successors and Assigns.    This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each party hereto.

          7.    Characterization.    The merger of ev3LLC into the Company will be treated by the parties hereto for U.S. federal income tax purposes as a contribution by ev3 LLC of its assets to the Company in exchange for common stock of the Company, followed by a distribution by ev3 LLC of such common stock to its members in liquidation of ev3 LLC. The contribution by ev3 LLC of its assets in exchange for stock, the transactions described in the Contribution Agreement and the Note Contribution Agreement, and the public's purchase of stock in the IPO are part of an integrated plan and are intended together to qualify as a tax-free transaction under Section 351 of the Internal Revenue Code of 1986, as amended.

          8.    Amendment and Waiver.    Except as contemplated by Section 2.3 of this Agreement, no supplement, modification or amendment of, or waiver with respect to, this Agreement shall be binding unless executed in writing by each of the parties hereto.

          9.    Headings.    The headings in this Agreement are solely for convenience of reference and shall not limit or otherwise affect the meaning of this Merger Agreement.

          10.    Severability.    If one or more of the provisions of this Merger Agreement or any application thereof is declared invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and any application thereof will in no way be affected or impaired.

          11.    Entire Agreement.    This Agreement and schedules and exhibits attached hereto supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such subject matter.

          12.    Counterparts.    This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute the same instrument.

          13.    Governing Law.    This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without reference to its choice of law rules.

[Signature Page Follows]

        IN WITNESS WHEREOF, the undersigned have executed this Agreement and Plan of Merger as of the date first set forth above.

ev3 LLC
By:	/s/ JAMES M. CORBETT Name: James M. Corbett Title: President and Chief Executive Officer
ev3 Inc.
By:	/s/ JAMES M. CORBETT Name: James M. Corbett Title: President and Chief Executive Officer

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  Exhibit 2.1
AGREEMENT AND PLAN OF MERGER by and between ev3 LLC and ev3 Inc. As of April , 2005
AGREEMENT AND PLAN OF MERGER
RECITALS
AGREEMENT